Filed Pursuant to Rule 424(b)(2)

Registration No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
UBS AG Market-Linked Notes Linked Currency Basket relative to the U.S. dollar due November 30, 2012	$15,292,300	$1,090.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

[LOGO]
PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Prospectus Supplement dated January 13, 2009)
                                    [GRAPHIC]

$15,292,300 UBS AG Market-Linked Notes Linked to a Currency Basket Relative to the U.S. dollar due November 30, 2012

Investment Description

The Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar (the “Notes”) are senior unsecured debt securities issued by UBS AG (the “Issuer”) and provide exposure to the performance of an equally weighted basket of currencies consisting of the Australian dollar (“AUD”), the Canadian dollar (“CAD”), the Chinese renminbi (“CNY”), the Indonesian rupiah (“IDR”), the Malaysian ringgit (“MYR”), and the Norwegian krone (“NOK”) (each a “Basket Currency” and together the “Basket”) relative to the U.S. dollar (the “Reference Currency”) from the Trade Date to the Final Valuation Date. The Notes provide a return of 116% of any positive Basket Return and exposure to any negative Basket Return up to -10%. The Notes will not pay interest. You may lose up to 10% of your initial investment. Any element of protection is available only if the Notes are held to maturity. Any payment on the Notes, including any element of protection, is subject to the creditworthiness of UBS AG.

Features

❑	Growth Potential: If the Basket Return is positive, you will receive a basket-linked return that may exceed the return you may receive on a traditional fixed income investment.

❑	Diversification Opportunity: The Notes provide an opportunity to diversify your portfolio through exposure to the Basket Currencies.

❑

90% Protection Feature: If you hold the Notes to maturity, you will receive at least 90% of your principal, subject to the creditworthiness of UBS AG. You will participate in any negative Basket Return up to -10% and may lose up to 10% of your initial investment.

Key Dates

Trade Date	November 24, 2010

Settlement Date	November 30, 2010

Final Valuation Date(1)	November 27, 2012

Maturity Date(1)	November 30, 2012

(1)	Subject to postponement in the event of a market disruption event.

Note Offering

We are offering Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar. The return of the Notes at maturity will depend upon the performance of the Basket Currencies relative to the U.S. dollar. The Notes are senior unsecured debt obligations of UBS AG and are offered at a minimum investment of $1,000.

Basket Currencies	Reference Currency	Currency Weighting	Participation Rate	CUSIP	ISIN
Australian dollar (“AUD”)	USD	AUD – 1/6	116%	902669233	US9026692338
Canadian dollar (“CAD”)		CAD – 1/6
Chinese renminbi (“CNY”)		CNY – 1/6
Indonesian rupiah (“IDR”)		IDR – 1/6
Malaysian ringgit (“MYR”)		MYR – 1/6
Norwegian krone (“NOK”)		NOK – 1/6

See “Final Terms” on page 3. The Notes we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 10 and the more detailed “Risk Factors” beginning on page PS-7 of the accompanying prospectus supplement relating to the Notes for risks related to an investment in the Notes. The Notes do not guarantee any return of principal in excess of $9.00 per $10.00 invested. A Basket Return of less than 0% at maturity will result in a loss of principal, subject to a maximum loss of 10%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS
Per Note	$10.00	$0.20	$9.80
Total	$15,292,300	$305,846	$14,986,454

UBS Financial Services Inc. Pricing Supplement dated November 24, 2010	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000139340109000076/v136622_69521-424b2.htm

♦	Currency and commodity supplement dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

♦	Prospectus dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Market-Linked Notes Linked to a Currency Basket relative to the U.S. dollar that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement titled “Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2009, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the Basket Currencies relative to the U.S. dollar.

♦	You believe the Basket Return will be positive over the term of the Notes, meaning that the U.S. dollar will weaken relative to the Basket Currencies.

♦	You can sustain a loss of up to 10% of your initial investment at maturity.

♦	You are willing to invest in the Notes based on the Participation Rate.

♦	You are willing and able to hold the Notes to maturity, a term of two years, and you are aware that there may be little or no secondary market for the Notes.

♦	You do not seek current income from this investment.

♦	You are comfortable with the credit worthiness of UBS AG, as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the Basket Currencies Return.

♦	You do not believe the Basket Return will be positive over the term of the Notes.

♦	You cannot sustain any loss of principal at maturity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are unwilling or unable to hold the Notes to maturity, a term of two years.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek current income from your investments.

♦	You are unwilling or unable to assume the credit risk associated with UBS AG, as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 10 and more detailed “Risk Factors” beginning on page PS-7 of the prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Size	$15,292,300
Issue Price	$10.00 per Note principal amount (subject to a minimum purchase of 100 Notes).
Currency of the Issue	United States dollars
Term	2 years
Basket Currencies and Currency Weighting	Basket Currency Australian dollar (“AUD”) Canadian dollar (“CAD”) Chinese renminbi (“CNY”) Indonesian rupiah (“IDR”) Malaysian ringgit (“MYR”) Norwegian krone (“NOK”)	Currency Weighting 1/6 1/6 1/6 1/6 1/6 1/6
Participation Rate	116%
Payment at Maturity (per $10.00 note principal amount)

If the Basket Return is zero or positive, you will receive:

$10.00 + ($10.00 × Participation Rate × Basket Return)

If the Basket Return is greater than or equal to -10%, but less than zero, you will receive:

$10.00 + ($10.00 x Basket Return)

In this scenario, you could lose up to 10% of your principal.

If the Basket Return is less than -10%, you will receive:

$9.00 per $10 Note (a 10% loss)

Any payment on the Notes, including any element of protection, is subject to the creditworthiness of UBS AG.

Initial Basket Level	100
Final Basket Level

The Final Basket Level will be calculated as

follows:

100 x [1 + (AUD Currency Return x 1/6) + (CAD Currency Return x 1/6) + (CNY Currency Return x 1/6) + (IDR Currency Return x 1/6) + (MYR Currency Return x 1/6) + (NOK Currency Return X 1/6)]

The AUD Currency Return, CAD Currency Return, CNY Currency Return, IDR Currency Return, MYR Currency Return and NOK Currency Return refer to the Currency Return for the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit and the Norwegian Krone, respectively.

Basket Return	The percentage change in the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Currency Return	For AUD spot rates: Final Spot Rate – Initial Spot Rate Final Spot Rate For CAD, CNY, IDR, MYR and NOK spot rates: Initial Spot Rate – Final Spot Rate Initial Spot Rates
Final Spot Rate

For AUD, CAD and NOK the spot rate for AUD, CAD, and NOK relative to the U.S. dollar determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at approximately 10:00 a.m. New York City time on the Final Valuation Date, subject to any further determination of the calculation agent as set forth in the prospectus supplement and the currency and commodity supplement. For more information, see “Deliverable Currencies - Australian dollar (AUD) and Canadian dollar (CAD)” beginning on page CCS-2 of the currency and commodity supplement, “Deliverable Currencies - Norwegian Krone (NOK)” beginning on page CCS-5 of the currency and commodity supplement and ”Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

For CNY, IDR and MYR, the spot rate for the relevant Basket Currency relative to the U.S. dollar on the Final Valuation Date, determined by the calculation agent as set forth in the prospectus supplement and the currency and commodity supplement. For more information, see ”Non-Deliverable Currencies - Chinese renminbi (CNY)” beginning on page CCS-15 of the currency and commodity supplement, ”Non-Deliverable Currencies – Indonesian rupiah (IDR)” beginning on page CCS-17 of the currency and commodity supplement and ”Non-Deliverable Currencies - Malaysian ringgit (MYR)” beginning on page CCS-20 of the currency and commodity supplement.
Initial Spot Rate	For each Basket Currency, the spot rate determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at 11:27 a.m. New York City Time on the Trade Date.
Initial Spot Rates	AUD/USD USD/CAD USD/CNY USD/IDR USD/MYR USD/NOK	0.9825 1.0107 6.6400 8,960 3.1250 6.0712
No Interest Payments	We will not pay you interest during the term of the Notes.
Final Valuation Date	November 27, 2012, unless the calculation agent determines that a market disruption event (as set forth in the prospectus supplement and currency and commodity supplement) occurs or is continuing on any such day. In that event, or if the Final Valuation Date is not a business day, the Final Valuation Date will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 consecutive days for the calculation of the AUD/USD, USD/CAD, USD/NOK; 17 consecutive days for the calculation of the USD/CNY spot rates and 14 consecutive days for the calculation of the USD/IDR spot rates and USD/MYR spot rates.
Defeasance	Neither full defeasance nor covenant defeasance will apply to the Notes.

Determining Payment at Maturity

If the Basket Return is greater than or equal to -10%, but less than zero, you will receive:

$10.00 + ($10.00 x Basket Return)

In this scenario, you could lose up to 10% of your principal.

If the Basket Return is less than -10%, you will receive:

$9.00 per $10.00 note (a 10% loss)

Any payment on the Notes, including any element of protection, is subject to the creditworthiness of UBS AG.

How will your payment at maturity be calculated?

Your Payment at Maturity will depend on the Basket Return. The following steps are necessary to calculate your Payment at Maturity:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD Currency Return is the difference between the AUD/USD Final Spot Rate and the AUD/USD Initial Spot Rate relative to the AUD/USD Final Spot Rate, expressed as a percentage and calculated as follows:

AUD Currency Return =	AUD/USD Final Spot Rate – AUD/USD Initial Spot Rate AUD/USD Final Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as an increase in the AUD/USD spot rate.

The CAD Currency Return is the difference between the USD/CAD Initial Spot Rate and the USD/CAD Final Spot Rate relative to the USD/CAD Initial Spot Rate, expressed as a percentage and calculated as follows:

CAD Currency Return =	USD/CAD Initial Spot Rate – USD/CAD Final Spot Rate USD/CAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USD/CAD spot rate.

The CNY Currency Return is the difference between the USD/CNY Initial Spot Rate and the USD/CNY Final Spot Rate relative to the USD/CNY Initial Spot Rate, expressed as a percentage and calculated as follows:

CNY Currency Return =	USD/CNY Initial Spot Rate – USD/CNY Final Spot Rate USD/CNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

The IDR Currency Return is the difference between the USD/IDR Initial Spot Rate and the USD/IDR Final Spot Rate relative to the USD/IDR Initial Spot Rate, expressed as a percentage and calculated as follows:

IDR Currency Return =	USD/IDR Initial Spot Rate – USD/IDR Final Spot Rate USD/IDR Initial Spot Rate

An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

The MYR Currency Return is the difference between the USD/MYR Initial Spot Rate and the USD/MYR Final Spot Rate relative to the USD/MYR Initial Spot Rate, expressed as a percentage and calculated as follows:

MYR Currency Return =	USD/MYR Initial Spot Rate – USD/MYR Final Spot Rate USD/MYR Initial Spot Rate

An increase in the value of the Malaysian ringgit relative to the U.S. dollar is expressed as a decrease in the USD/MYR spot rate.

The NOK Currency Return is the difference between the USD/NOK Initial Spot Rate and the USD/NOK Final Spot Rate relative to the USD/NOK Initial Spot Rate, expressed as a percentage and calculated as follows:

NOK Currency Return =	USD/NOK Initial Spot Rate – USD/NOK Final Spot Rate USD/NOK Initial Spot Rate

An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK spot rate.

Step 2: Calculate the Final Basket Level.

The Final Basket Level will be calculated as follows:

100 x [1 + (AUD Currency Return x 1/6) + (CAD Currency Return x 1/6) + (CNY Currency Return x 1/6) +

(IDR Currency Return x 1/6) + (MYR Currency Return x 1/6) + (NOK Currency Return x 1/6)]

Step 3: Calculate the Basket Return

Basket Return =	Final Basket Level – Initial Basket Level Initial Basket Level

Step 4: Calculate the payment at maturity.

If the Basket Return is positive, your payment at maturity per Note will be calculated as follows:

$10.00 + ($10.00 × Participation Rate × Basket Return)

If the Basket Return is between 0% and -10%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below 0%, subject to a maximum loss of 10%.

Accordingly, you will receive a cash payment equal to:

$10.00 + ($10.00 × Basket Return)

If the Basket Return is below -10%, you will receive 90% of your principal (a loss of 10% of your principal).

You could lose up to 10% of your investment in the Notes depending on how much the value of the Basket declines.

Any payment, including any element of protection provided at maturity, is subject to the creditworthiness of UBS.

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples are based on a Participation Rate of 116%.

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 Note principal amount for a hypothetical range of Basket Returns and a Participation Rate of 116%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return
200.00	100%	$21.60	116.00%
190.00	90%	$20.44	104.40%
180.00	80%	$19.28	92.80%
170.00	70%	$18.12	81.20%
160.00	60%	$16.96	69.60%
150.00	50%	$15.80	58.00%
140.00	40%	$14.64	46.40%
130.00	30%	$13.48	34.80%
120.00	20%	$12.32	23.20%
110.00	10%	$11.16	11.60%
105.00	5%	$10.58	5.80%
100.00	0%	$10.00	0.00%
95.00	-5%	$9.50	-5.00%
90.00	-10%	$9.00	-10.00%
80.00	-20%	$9.00	-10.00%
70.00	-30%	$9.00	-10.00%
60.00	-40%	$9.00	-10.00%
50.00	-50%	$9.00	-10.00%
40.00	-60%	$9.00	-10.00%
30.00	-70%	$9.00	-10.00%
20.00	-80%	$9.00	-10.00%
10.00	-90%	$9.00	-10.00%
0.00	-100%	$9.00	-10.00%

Hypothetical Examples:

The following payment examples for the Notes show scenarios for the payment at maturity of the Notes, illustrating positive and negative Basket Returns. The following examples are, like the above, based on a Participation Rate of 116%, as well as the Initial Spot Rates and hypothetical Final Spot Rates (the actual Final Spot Rates will be determined on the Final Valuation Date), for the Basket Currencies, and the resulting Basket Return. The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for any Basket Currency’s exchange rate and should not be taken as indicative of the future performance of any Basket Currency. In some instances, values have been rounded for ease of analysis.

Example A: The Level of the Basket increases from an Initial Basket Level of 100 to a Final Basket Level of 110.

Because the Final Basket Level is 110 and the Initial Basket Level is 100, The Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is equal to 10%, which is positive, the payment at maturity is equal to $11.16 per $10.00 principal amount Note, calculated as follows:

$10.00 + ($10.00 × 116% × 10%) = $11.16

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9825	1.1982	18.00%	1/6	3.00%
CAD	1.0107	1.0309	-2.00%	1/6	-0.33%
CNY	6.6400	5.6440	15.00%	1/6	2.50%
IDR	8,960	8,154	9.00%	1/6	1.50%
MYR	3.1250	2.8125	10.00%	1/6	1.67%
NOK	6.0712	5.4641	10.00%	1/6	1.67%
Sum of weighted Currency Returns =					10.00%
Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					110.00

Example B: The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 95.

Because the Final Basket Level is 95 and the Initial Basket Level is 100, the Basket Return is -5%, calculated as follows:

(95 – 100)/100 = -5%

Because the Basket Return is equal to -5%, which is negative, payment at maturity is equal to $9.50 per $10.00 Note (a loss of $0.50 in principal per $10.00 Note), calculated as follows:

$10.00 + ($10.00 × -5%) = $9.50

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9825	0.8932	-10.00%	1/6	-1.67%
CAD	1.0107	1.0916	-8.00%	1/6	-1.33%
CNY	6.6400	6.5736	1.00%	1/6	0.17%
IDR	8,960	10,035	-12.00%	1/6	-2.00%
MYR	3.1250	3.0625	2.00%	1/6	0.33%
NOK	6.0712	6.2533	-3.00%	1/6	-0.50%
Sum of weighted Currency Returns =					-5.00%
Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					95.00

Example C: The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 80.

Because the Final Basket Level is 80 and the Initial Basket Level is 100, the Basket Return is -20%, calculated as follows:

(80 – 100)/100 = -20%

Because the Basket Return is equal to -20%, which is negative, payment at maturity is equal to $9.00 per $10.00 Note (a loss of $1.00 in principal per $10.00 Note)

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9825	0.8543	-15.00%	1/6	-2.50%
CAD	1.0107	1.1926	-18.00%	1/6	-3.00%
CNY	6.6400	8.3000	-25.00%	1/6	-4.17%
IDR	8,960	10,931	-22.00%	1/6	-3.67%
MYR	3.1250	3.7500	-20.00%	1/6	-3.33%
NOK	6.0712	7.2854	-20.00%	1/6	-3.33%
Sum of weighted Currency Returns =					-20.00%
Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					80.00

Hypothetical Historical Performance

The following chart shows the hypothetical Final Basket Level at the end of each month in the period from the month ending November 24, 2000 through November 24, 2010 using a hypothetical Final Basket Level indexed to 100 on November 24, 2010 based upon the spot rates of each Basket Currency determined on that day. As of November 24, 2010 at 11:27 a.m. New York City time, the AUD/USD spot rate was 0.9825, the USD/CAD spot rate was 1.0107, the USD/CNY spot rate was 6.6400, the USD/IDR Spot Rate was 8,960, the USD/MYR spot rate was 3.1250 and the USD/NOK spot rate was 6.0712. The hypothetical Final Basket Level for any prior day was obtained using the formula for the calculation of the Final Basket Level described above with each Currency Return determined using the applicable spot rates on November 24, 2010 and the relevant prior date. For purposes of the Notes, the Initial Basket Level was indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket level on any given day.

Historical performance is not indicative of future performance. There can be no assurance that the performance of the individual Index Currencies in the 2000—2010 periods to date will be repeated in whole or in part.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

90% Protection — You may lose some of your principal — The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Currencies. If the Basket Return is negative, you may lose up to 10% of the principal amount of your Notes at maturity.

♦

90% protection only if you hold the Notes to maturity — You will be entitled to receive at least 90% of the principal amount of your Notes only if you hold your Notes to maturity, subject to the creditworthiness of the Issuer. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Notes in the secondary market prior to maturity, you will not receive any principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

♦

At maturity, you risk losing some of your principal — If the Basket Return is less than zero you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is less than zero, subject to a maximum loss of 10%. Accordingly, if the Basket Return has declined by up to 10% or more over the term of the Notes, you may lose up to 10% of your principal.

♦

Market risk — The return on the Notes at maturity is linked to the depreciation of the U.S. dollar relative to the Basket Currencies, and will depend on whether, and the extent to which, the U.S. dollar depreciates against such currencies. The Basket Return will be based on the depreciation of the U.S. dollar versus each of the Basket Currencies during the term of the Notes. The value of the Basket will be affected by movements in the value of the Basket Currencies relative to the U.S. dollar.

♦	No interest payments — You will not receive interest payments on the Notes over the term of the Notes.

♦

Changes in the levels of the Basket Currencies may offset each other — The Notes are linked to a weighted Basket composed of the Basket Currencies. At a time when the level of one or more currencies in the Basket increases, the level of one or more other currencies in the Basket may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, increases in the level of one or more of the currencies in the Basket may be moderated, or offset, by lesser increases or declines in the level of one or more other currencies in the Basket.

♦

The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

♦

Credit of the Issuer — The Notes are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any principal protection or any other amounts owed to you under the terms of the Notes.

♦

Owning the Notes is not the same as owning the Australian dollar, Canadian dollar, Chinese renminbi, Indonesian rupiah, Malaysian ringgit and Norwegian krone — The return on your Notes may not reflect the return you would realize if you actually purchased a foreign exchange contract on the Australian dollar, Canadian dollar, Chinese renminbi, Indonesian rupiah, Malaysian ringgit and Norwegian krone.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

♦	Australian dollar, Canadian dollar, Chinese renminbi, Indonesian rupiah, Malaysian ringgit, Norwegian krone and U.S. dollar interest rates;

♦	the time remaining to the Final Valuation Date;

♦	the creditworthiness of UBS; and

♦	volatility of the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate.

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The AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate will be influenced by unpredictable factors which interrelate in complex ways — The AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Canada, China, Indonesia, Malaysia and Norway, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Australia, Canada, China, Indonesia, Malaysia and Norway, market interventions by the Federal Reserve Board or the respective central banks of Australia, Canada, China, Indonesia, Malaysia and Norway, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway, the stability of the government of the United States and the governments of Australia, Canada, China, Indonesia, Malaysia and Norway and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia, Canada, China, Indonesia, Malaysia and Norway are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. Certain relevant information relating to Australia, Canada, China, Indonesia, Malaysia and Norway may not be as well known or as rapidly or thoroughly reported in the United States as comparable to U.S. developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Currencies, and changes in the market price of the Basket Currencies are not likely to result in comparable changes in the market value of your Notes.

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The liquidity, trading value and amounts payable under the Notes could be affected by the actions of sovereign governments of the United States, Australia, Canada, China, Indonesia, Malaysia and Norway — Exchange rates of most economically developed nations, including the United States, Australia, Canada and Norway are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations such as China, Indonesia and Malaysia, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Australia’s, Canada’s, China’s, Indonesia’s, Malaysia’s and Norway’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Australia, Canada, China, Indonesia, Malaysia and Norway, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone, and the U.S. dollar or any other currency.

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Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Notes.

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Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of Australia, Canada, China, Indonesia, Malaysia and Norway. These factors may affect the values of the component currencies reflected in the Basket and the value of your Notes in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

Market Disruption:    If a Basket Currency is no longer available due to the imposition of exchange controls or other circumstances beyond UBS’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency:    If a Basket Currency is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

Emerging Markets Risk:    Three of the Basket Currencies are emerging market currencies. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

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The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

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The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

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Historical performance of the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate should not be taken as an indication of its future performance of the Basket Currencies during the term of the Notes — It is impossible to predict whether any of the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate will rise or fall. The AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate will be influenced by complex and interrelated political, economic, financial and other factors.

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Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Notes — We or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or our affiliates may also engage in trading in instruments linked to the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the AUD/USD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, USD/MYR spot rate and the USD/NOK spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

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There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-24 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Currencies has occurred or is continuing on a day when the calculation agent will determine the Final Basket Level for a particular Basket Currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit and the Norwegian krone that are not for the account of holders of Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

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Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Basket to which the Notes are linked or the value of the Notes.

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You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future currency exchange rate.

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Even though the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit and the Norwegian krone remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such exchange.

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The payment formula for the Notes will not take into account all developments in the Basket Currencies — Changes in the Basket Currencies during the term of the Notes before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the Initial Basket Level on the Trade Date and the Final Basket Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the Notes before moving to an unfavorable level relative to the Basket Staring Level on the Final Valuation Date.

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Your Notes Should Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes — The Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income. If you are a secondary purchaser of the Notes, the tax consequences to you may be different. Please see “What are the tax consequences of the Notes ” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

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The calculation agent can accelerate or postpone the determination of the Final Basket Level and the Maturity Date, if a market disruption event occurs on the Final Valuation Date — If the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date, the Final Valuation Date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant level of the Basket on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than 10 consecutive days for the calculation of the AUD/USD, USD/CAD and USD/NOK spot rates; 17 consecutive days for the calculation of the USD/CNY spot rates or 14 consecutive days for the calculation of the USD/IDR and USD/MYR spot rates. As a result, the Maturity Date for the Notes could also be accelerated or postponed.

If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. If the level of the Basket is not available on the last possible day that qualifies as the Final Valuation Date, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the level of the Basket that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-20 of the prospectus supplement.

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Information on the Basket Currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable currency exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets.

You are urged to review “Risk Factors” in the prospectus supplement for a more detailed description of the risks related to an investment in the Notes.

What are the tax consequences of the Notes?

The tax treatment of your Notes is generally described under “1. Notes Treated as Long-Term Contingent Payment Debt Obligations” in “Supplemental U.S. Tax Considerations” on page PS-27 of the prospectus supplement. The discussion below supplements and, to the extent inconsistent, replaces the discussion in the prospectus supplement. We urge you to read the more detailed discussion in the prospectus supplement.

In the opinion of Sullivan & Cromwell LLP, the Notes should be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, and the rest of this discussion assumes such treatment is respected.

Under the contingent payment obligation rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income. Your cost basis in your Notes will be increased by the amount you are required to include in income.

We have determined the comparable yield for the Notes is equal to 0.7430% per annum, compounded semiannually, with a projected payment at maturity of $10.15 based on an investment of $10.00. Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, we have determined that you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $0.01 in 2010, $0.07 in 2011 and $0.07 in 2012. However, if the amount you receive at maturity is greater than $10.15, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2012 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $10.15, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2012 by an amount that is equal to such difference. If the amount you receive at maturity is less than $10.08, then you would recognize a net ordinary loss in 2012 in an amount equal to such difference (except to the extent the amount you receive is less than $10.00, in which case you would recognize capital loss). This comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption, or maturity of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Backup Withholding and Information Reporting. Please see the discussion under “Supplemental U.S. Tax Considerations – Disclosure Applicable to all Notes” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes. In addition, pursuant to recently enacted legislation, payments on the Notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, have a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

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Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.

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Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.

♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the notes to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.